Exhibit 99.3

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

December 21, 2006

MIDWEST AIRLINES SELECTS SKYWEST AIRLINES
TO PROVIDE 50-SEAT REGIONAL JET SERVICE

Milwaukee, Wisconsin, December 21, 2006 – Midwest Airlines, Inc. (AMEX: MEH) today announced that it has reached agreement with SkyWest Airlines, Inc. to operate 50-seat regional jet service beginning in April 2007. SkyWest will operate a minimum of 15 and up to 25 Canadair Regional Jets for Midwest during the five-year term of the agreement.

Flying as Midwest Connect, the SkyWest jets will allow Midwest to add new destinations, increase frequency on existing routes and upgrade several regional routes to all-jet service. Under the agreement, St. George, Utah-based SkyWest will provide aircraft, flight crews and maintenance services for the 50-seat aircraft. Midwest Airlines will oversee route planning, scheduling, marketing and sales for the new flights.

The aircraft will be painted in the Midwest Connect livery and feature Midwest’s brown leather seats, buy-onboard Best Care Cuisine meals, and popular baked-onboard chocolate chip cookies.

Specific routes from Midwest’s Milwaukee and Kansas City bases of operation, as well as schedules, will be announced at a later date. Detailed terms of the agreement were not disclosed.

“We chose SkyWest because of their experience, their excellent record of operational performance, and a commitment to customer service that mirrors that of Midwest, explained Scott R. Dickson, Midwest Airlines senior vice president and chief marketing officer. “We’re excited to partner with one of the highest quality operators of commuter aircraft to offer greatly expanded travel opportunities to our customers. We’re confident this program will be popular with passengers, and successful for both Midwest and SkyWest.”

Midwest Airlines’ wholly owned subsidiary, Skyway Airlines, also operates under the Midwest Connect brand. Skyway will continue to operate its fleet of 328JET and Beech 1900 aircraft as a vital element of Midwest’s route network.

The new regional jet program is an essential component of Midwest’s growth plans, according to Dickson. The airline’s comprehensive long-term business and strategic plans provide Midwest with a capacity increase of 15% in 2007 and averaging 10% per year over the next three years, as well as significantly greater growth in profitability. The planned expansion will result in an increase of employment of approximately 8% in 2007, not including staffing associated with the new regional jet program. Two additional MD-80 series aircraft and one additional 328JET 32-seat regional jet are also expected to go into revenue service in the first half of 2007.

In response to customer requests, Midwest also announced plans to reconfigure its Saver Service operations – which feature two-by-three seating on flights to leisure destinations – to add several rows of the airline’s two-by-two Signature Service seating. The new seating option on the MD-80 aircraft is intended to further differentiate Midwest’s product in the marketplace, a practice that has served Midwest well over the last 22 years, said Dickson. “Listening to our travelers and offering them choices has earned us an extremely loyal customer base, and made us the successful company we are today.” The seating change is planned for later in 2007.

“In 2007, travelers will benefit from Midwest’s most aggressive route expansion in recent years,” Dickson said. “Both Milwaukee and Kansas City will see exciting enhancements, as we add at least six new destinations and as many as 12 new routes. We’ll also continue to upgrade turboprop markets, with four more cities transitioning to all-regional jet service. These plans are a reflection of our ongoing commitment to providing customers with a truly differentiated travel experience at a time when other airlines have commoditized flying.”

The announcement comes on the heels of two consecutive profitable quarters for Milwaukee’s hometown airline – which Dickson indicated were the result of well-executed business and strategic plans that increased passenger traffic 23% and revenue 30% in the first nine months of 2006 compared with the first nine months of 2005. Midwest Air Group, the parent company of Midwest Airlines, estimates it will end 2006 with approximately $170 million in cash, up from $138 million at the end of 2005, and analyst consensus projects a profitable fourth quarter and full-year 2006.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering primarily to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Skyway Airlines, Inc. – Midwest’s wholly owned subsidiary – operates as Midwest Connect and offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities. More information is available at http://www.midwestairlines.com.

This document contains forward-looking statements about the results expected under the company’s strategic plan and that otherwise may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “projecting,” “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from projected results due to the risk factors described in Item 1A. Risk Factors in the company’s “Annual Report on Form 10-K” for the year ended December 31, 2005.

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